UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2007

Atlas Pipeline Holdings, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the agreement of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”) to acquire control of certain natural gas gathering systems and processing plants of Anadarko Petroleum Corporation (NYSE: APC) (the “Transaction”), APL has executed a unit purchase agreement (the “APL Agreement”) for a private placement of $1.125 billion of its common units (“APL Units”) to investors at a negotiated purchase price of $44.00 per unit. Atlas Pipeline Holdings, L.P. (the “Partnership”), the sole member of APL’s general partner, has entered into the APL Agreement and has agreed to purchase approximately $168.8 million of APL Units. In order to finance its purchase of APL Units, the Partnership has executed a unit purchase agreement (the “AHD Agreement”) for the private placement of approximately $168.8 million of its common units. The closings for both the APL Agreement and the AHD Agreement will occur contemporaneously with the closing of the Transaction, which is expected to occur on or about July 11, 2007. The Partnership will issue and sell its units in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. Copies of the APL Agreement and AHD Agreement are attached hereto as Exhibits 10.1 and 10.2.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On June 3, 2007, the Partnership issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is being furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

10.1	Common Unit Purchase Agreement by and among Atlas Pipeline Partners, L.P. and the purchasers named therein.

10.2	Common Unit Purchase Agreement by and among Atlas Pipeline Holdings, L.P. and the purchasers named therein.

99.1	Press Release of Atlas Pipeline Holdings, L.P. dated June 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 5, 2007	ATLAS PIPELINE HOLDINGS, L.P.
	By:	Atlas Pipeline Holdings GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer